STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 08/20/2002
020526051 - 3560511

CERTIFICATE OF FORMATION

OF

LIMITED LIABILITY COMPANY

FIRST.   The name of the limited liability company VISCORP, LLC.

SECOND.   The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington.  The name of its Registered Agent at such address is THE COMPANY CORPORATION.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of VISCORP, LLC, August 20, 2002.

NAME:  /s/  Elaine Phaneuf

Elaine Phaneuf

Authorized Person